DeWitt Ross & Stevens Law Firm

www.dewittross.com

Capitol Square Office, Two East Mifflin Street, Suite 600, Madison, WI 53703-2865

Metro Milwaukee Office, 13935 Bishop's Drive, Suite 300, Brookfield, WI 53005-6605

     Please respond to:     Capitol Square Office

     Direct line:     608-252-9340
     Email:     bla@dewittross.com

FORM OF OPINION—NOT IN FINAL FORM

March 1, 2010

Board of Trustees
MEMBERS Mutual Funds
550 Science Drive
Madison, Wisconsin 53711

To the Board:
You have requested our opinion with respect to certain federal income tax consequences of the proposed transfer of substantially all of the assets of the MEMBERS Mid Cap Value Fund (the "Acquired Fund"), a separate investment series of the MEMBERS MUTUAL FUNDS, a Delaware business trust (the "Trust"), in exchange solely for shares of beneficial interest in the MEMBERS Mid Cap Growth Fund, another existing investment series of the Trust, pursuant to an Agreement and Plan of Reorganization dated as of December 10, 2009 (the "Reorganization Agreement/Plan"). The MEMBERS Mid Cap Growth Fund is referred to in this opinion letter as the "Acquiring Fund." This opinion is provided to the Board of Trustees of the Trust pursuant to Section II.6(b) of the Reorganization Agreement/Plan. Terms capitalized in this opinion and not otherwise defined in this opinion shall have the meanings set forth in the Reorganization Agreement/Plan.
In rendering this opinion, we have reviewed and relied upon: the Reorganization Agreement/Plan, approved and entered into by the Board of Trustees of the Trust on behalf of the Acquired Fund, the Acquiring Fund and the holders of the shares of beneficial interest in such respective Funds; and upon the Combined Prospectus/Information Statement dated January 21, 2010, prepared for submission to the shareholders of the Acquired Fund. We have relied, without independent verification, upon the truth of the factual representations made on behalf of the Acquired Fund and the Acquiring Fund therein, and further have assumed that the transaction described therein (the "Reorganization") is concluded in accordance with the terms and provisions of the Reorganization Agreement/Plan. We further have relied on the following representations certified to us by officers of the Trust on behalf of the Acquired Fund and the Acquiring Fund:

A.     Each of the Acquired Fund and the Acquiring Fund qualify as a “regulated investment company” within the meaning of Section 851 of the Internal Revenue Code of 1986 (the “Code”), and comply with the portfolio diversification requirements of Section 851(b)(3) of the Code.

B.     The Acquired Fund and the Acquiring Fund each consist of a diversified portfolio of assets within the meaning of Section 368(a)(2)(F)(ii) of the Code, in that not more than 25% of the value of the total assets of each fund are invested in the securities of any one issuer and not more than 50% of the value of such assets are invested in the securities of five or fewer issuers, excluding for purposes of this computation all cash, cash items, and U.S. Government securities. No assets of either fund have been acquired solely for the purpose of meeting the diversification requirement set forth in this paragraph.

C.     The Acquired Fund has not redeemed and will not redeem any outstanding share of beneficial interest in the Acquired Fund in connection with the Reorganization, except to the extent necessary to comply with its legal obligation to redeem its shares in the ordinary course of its business.

D.     The Acquiring Fund has no plan or intention to redeem or reacquire any of the Acquiring Fund shares to be issued to the Acquired Fund shareholders in connection with the Reorganization, except to the extent necessary to comply with its legal obligation to redeem its shares in the ordinary course of its business.

E.     Following the Reorganization, the Acquiring Fund will utilize the acquired assets of the Acquired Fund, or sell them and utilize the sale proceeds, to continue the historic business of the Acquired Fund in a substantially comparable manner as part of the ongoing business of the Acquiring Fund as an open-end, registered investment company.

F.     The Acquiring Fund will not make any payment or distribution of cash or property to the Acquired Fund or to any shareholder of the Acquired Fund in connection with the Reorganization, other than the issuance of shares of beneficial interest in the Acquiring Fund.

G.     Following the Reorganization, Acquired Fund will promptly distribute to its shareholders all shares of beneficial interest in the Acquiring Fund received by it in connection with the Reorganization, pursuant to the provisions of the Reorganization Agreement/Plan.

H.     To the best knowledge of management of the Trust and the Acquired Fund, there is no present plan or intention on the part of the holders of shares of beneficial interest in the Acquired Fund to sell, exchange or otherwise dispose of any of the shares of beneficial interest in the Acquiring Fund which will be received by them pursuant to the Reorganization.

I.     Immediately following consummation of the Reorganization, the Acquiring Fund will possess the same assets and liabilities possessed by the Acquired Fund immediately prior to the Reorganization, excepting only those assets used to pay expenses incurred in connection with the Reorganization.

J.     Immediately prior to the Reorganization, the fair market value of the assets of the Acquired Fund will exceed the amount of liabilities of the Acquired Fund that will be assumed by the Acquiring Fund. Immediately following consummation of the Reorganization, the fair market value of the assets of the Acquiring Fund will exceed its liabilities.

K.     The foregoing representations are true on the date of this opinion letter and will be true on the date of closing of the Reorganization.

Based upon and subject to the foregoing, and upon our examination of the legal authority we have deemed to be relevant, it is our opinion that, for federal income tax purposes:

1.     The transfer of all of the assets and liabilities of the Acquired Fund to the Acquiring Fund in exchange for shares of the Acquiring Fund and the distribution to shareholders of the Acquired Fund of shares of the Acquiring Fund, as described in the Reorganization Agreement/Plan, will constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(C) of the Code, and the Acquiring Fund and the Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

2.     No gain or loss will be recognized by the Acquired Fund upon (a) the transfer of its assets and liabilities to the Acquiring Fund in exchange for the issuance of shares of the Acquiring Fund to the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities and (b) the distribution by the Acquired Fund to its shareholders of shares of the Acquiring Fund received as a result of the Reorganization.

3.     No gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets and liabilities of the Acquired Fund in exchange for the issuance of shares of the Acquiring Fund to the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities

4.     The aggregate tax basis of the Acquiring Fund shares received by each Acquired Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Valuation Time.

5.     The aggregate tax basis of the Acquiring Fund in the assets and liabilities of the Acquired Fund received pursuant to the Reorganization will be the same as the aggregate tax basis of the assets and liabilities in the hands of the Acquired Fund immediately prior to the Valuation Time.

6.     The tax holding period for the shares of the Acquiring Fund issued in connection with the Reorganization will be determined by including the period for which the shareholder held Acquired Fund shares exchanged for the Acquiring Fund shares, provided that the shareholder held such Acquired Fund shares as capital assets.

7.     The tax holding period for the Acquiring Fund with respect to the assets and liabilities of the Acquired Fund received in the Reorganization will include the period for which such assets and liabilities were held by the Acquired Fund.

8.     No gain or loss will be recognized by the Acquired Fund's shareholders upon the exchange of their shares of the Acquired Fund for the shares of the Acquiring Fund as part of the Reorganization.

9.     The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the regulations thereunder.

10.     The tax year of the Acquired Fund will end on the Exchange Date.

This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 to be filed by the Trust in connection with the Reorganization and to use of our name and reference to our firm therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

DeWitt Ross & Stevens s.c.

/s/ _______________________